EXHIBIT 99
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PRESS RELEASE                                     First Federal Bankshares, Inc.

January 5, 2006
For Immediate Release


For Further Information Contact:    Barry Backhaus
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street, P.O. Box 897
                                    Sioux City, IA  51102
                                    712.277.0200



             FIRST FEDERAL BANKSHARES, INC. ANNOUNCES APPOINTMENT OF
                MICHAEL W. DOSLAND AS NEW CHIEF EXECUTIVE OFFICER


January 5, 2006 - Sioux City, Iowa. -- Michael W. Dosland has been appointed as the new President and Chief Executive Officer of First Federal Bankshares, Inc. (Nasdaq: "FFSX") (the "Company") and of First Federal Bank (the "Bank"), a $577 million savings bank headquartered in Sioux City, Iowa. Mr. Dosland most recently served as Senior Vice President and Chief Financial Officer of First Federal Capital Bank, a $3.7 billion publicly-traded savings bank headquartered in Wisconsin, until that bank's acquisition in 2004. At First Federal Capital Bank, Mr. Dosland led the activities of the bank's accounting, treasury, performance management and internal audit departments. He also was responsible for investor and stock analyst relations, and chaired the bank's asset-liability management committee. While at First Federal Capital Bank, Mr. Dosland also was responsible for mergers and acquisitions analysis and took a lead role in negotiating and closing three large acquisitions.

Mr. Dosland, a Certified Public Accountant and a Chartered Financial Analyst, served as a supervising senior auditor for KPMG prior to his joining First Federal Capital Bank. Mr. Dosland's clients at that public accounting firm included banks and savings and loan associations.

From May 2004 to November 2005, Mr. Dosland, a Lieutenant Colonel in the Wisconsin Army National Guard, was on Active Duty with the United States Army and commanded a 680-man Infantry Battalion deployed in Iraq.

Arlene Curry, Chairman of the Board of the Company and the Bank, commented, "The Board of Directors is very pleased to enlist Mike Dosland's considerable talents and expertise at First Federal Bank. It is with great satisfaction that we report to our stockholders the successful conclusion of our Board-level search for our new Chief Executive Officer." Mr. Dosland stated, "It is with great anticipation that I begin my service at First Federal Bank. I look forward to guiding the Bank in its continued successful growth." In addition to his

     329 Pierce Street o P.O. Box 897 o Sioux City IA 51102 o 712-277-0200

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appointment as President and Chief  Executive  Officer,  it is expected that the
Board of Directors of the Company and the Bank will also appoint Mr. Dosland as a director of each institution.

Mr. Dosland earned a Masters of Business Administration from the University of Wisconsin-LaCrosse, graduating with highest honors. He also holds a Bachelor of Science in Accounting from Minnesota State University, where he graduated summa cum laude.

Mr. Dosland will begin work at the Company and the Bank on January 17, 2006. As announced on October 11, 2005, Barry Backhaus, President and Chief Executive Officer of the Company and the Bank, will retire from these positions upon commencement of Mr. Dosland's employment. Mr. Backhaus will continue in an advisory capacity during a transition period, and will remain a member of the Board of Directors of the Company and of the Bank.

First Federal Bankshares, Inc. is headquartered in Sioux City, Iowa and its bank subsidiary operates six offices in Sioux City, offices in Onawa and LeMars, an office in South Sioux City, Nebraska as well as six offices in central Iowa - Johnston, West Des Moines, Grinnell, Monroe and two offices in Newton. At September 30, 2005, First Federal Bank had $577 million in total assets. First Federal Bankshares, Inc. common stock is traded on the Nasdaq National Market under the symbol "FFSX."















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